Exhibit 24
POWER OF ATTORNEY
The undersigned hereby constitutes and appoints each of Berry L. Epley and Kevin C. Bennett, signing singly, the undersigned's true and lawful attorney-in-fact to:
(1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or or director  of The Pantry, Inc. (the "Company"), Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;  and
(2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 and 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his or her discretion.
The undersigned acknowledges that the foregoing attorneys-in- fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.
IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 3rd day of May, 2013.

  /s/ Kathleen R. Guion
Kathleen R. Guion